Putnam International New Opportunities Fund
March 31, 2008 Semi Annual report

Because the electronic format for filing Form NSAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

53A	For the period ended March 31, 2008, Putnam Management has
assumed $1,481 of legal, shareholder servicing and communication, audit and Trustee fees incurred by the fund in connection with certain legal and regulatory matters.


72DD1     Class A   8,707
          Class B   541
          Class C   152

72DD2     Class M   166
          Class R   40
          Class Y   934

73A1      Class A   0.250
          Class B   0.093
          Class C   0.131

73A2      Class M   0.156
          Class R   0.270
          Class Y   0.298

74U1	  Class A   34,485
	  Class B   4,727
	  Class C   1,044

74U2	  Class M   997
	  Class R   132
          Class Y   3,614

74V1	  Class A   17.04
	  Class B   15.88
	  Class C   16.31

74V2	  Class M   16.30
	  Class R   16.88
          Class Y   17.06

Item 61

Additional Information About Minimum Required Investment

Shareholders can open a fund account with as little as $500 and make subsequent investments in any amount. The minimum investment is waived if you make regular investments weekly, semi monthly, or monthly through automatic deductions through your bank checking or savings account. Currently, Putnam is waiving the minimum, but reserves the right to reject initial investments under the minimum.

Item 85B

Additional Information About Errors and Omissions Policy

While no claims with respect to the Registrant/Series were filed under such policy during the period, requests under such policy for reimbursement of legal expenses and costs arising out of claims of market timing activity in the Putnam Funds have been submitted by the investment manager of the Registrant/Series.